SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                            (Amendment No. __)*


                       MILLER INDUSTRIES, INC./TN
  ---------------------------------------------------------------------
                             (Name of Issuer)


                                COMMON STOCK
  ---------------------------------------------------------------------
                      (Title of Class of Securities)


                                600551105
                           -------------------
                              (CUSIP Number)

----------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No. 600551105
---------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William G. Miller

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     N/A

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     6,386,341

6.   SHARED VOTING POWER

     None

7.   SOLE DISPOSITIVE POWER

     6,386,341

8.   SHARED DISPOSITIVE POWER

     None

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,386,341

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

     N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.72%

12.  TYPE OF REPORTING PERSON

     IN

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                          SCHEDULE 13-G
     Information Statement Pursuant to Rules 13d-1 and 13d-2
                        (Amendment No. 6)


Item 1 (a)     NAME OF ISSUER:
               Miller Industries, Inc.

Item 1 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               3220 Pointe Parkway
               Suite 100
               Norcross, Georgia  30092

Item 2 (a)     NAME OF PERSON FILING:
               William G. Miller

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               3220 Pointe Parkway
               Suite 100
               Norcross, Georgia  30092

Item 2 (c)     CITIZENSHIP:
               United States of America

Item 2 (d)     TITLE OF CLASS OF SECURITIES:
               Common Stock

Item 2 (e)     CUSIP NUMBER:
               600551105

Item 3         STATEMENTS FILED PURSUANT TO RULES 13d-1(b) OR
               13d-2(b):
               Not Applicable

Item 4 (a)     AMOUNT BENEFICIALLY OWNED:
               6,386,341

Item 4 (b)     PERCENT OF CLASS:
               13.72%


Item 4 (c)     NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:
              (i)    Sole power to vote or to direct vote: 6,386,341

              (ii)   Shared power to vote or to direct the vote:  None

              (iii)  Sole power to dispose or to direct the
                     disposition of:  6,386,341

              (iv) Shared power to dispose or to direct the disposition of: None

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              Not Applicable

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
              ANOTHER PERSON:
              Not Applicable

Item 7        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              Not Applicable

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
              GROUP:
              Not Applicable

Item 9        NOTICE OF DISSOLUTION OF GROUP:
              Not Applicable

Item 10      CERTIFICATION:
             Not Applicable

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                   /s/ William G. Miller
                                   William G. Miller

Dated:  July 9, 1998.